NSAR

Question 77C

The Annual Meeting of Stockholders of Alliance New York Municipal
Income Fund, Inc. ("the Fund") was held on March 28, 2008.
A description of the proposal and number of shares voted at the meeting are as follows:

				Voted For      	Authority
						Witheld
To elect four
Directors
for a term of one or
three years
and until his
successor
is duly elected and
qualifies.			4,485,417	108,478
				4,485,119	108,776
				4,485,119	108,776
Class Two (term
expires 2011)
William H. Foulk, Jr.		4,492,552	101,343
D. James Guzy
David H. Dievler

Class Three (term
expires 2009)
Gary L. Moody